                                                                    EXHIBIT 99.2

                         Mattel, Inc. and Subsidiaries
                   Supplementary Consolidated Balance Sheets


                                                                      March 31,           March 31,           Dec. 31,
(In thousands)                                                          1999                1998                1998
-------------------------------------------------------------------------------------------------------------------------
Assets

Current Assets
  Cash                                                               $  242,078          $  576,652          $  469,213
  Accounts receivable, net                                            1,069,006           1,093,839           1,150,051
  Inventories                                                           647,559             577,602             644,270
  Prepaid expenses and other current assets                             417,936             344,602             371,772
-------------------------------------------------------------------------------------------------------------------------

    Total current assets                                              2,376,579           2,592,695           2,635,306
-------------------------------------------------------------------------------------------------------------------------

Property, Plant and Equipment
  Land                                                                   34,763              28,730              35,113
  Buildings                                                             268,909             201,400             271,580
  Machinery and equipment                                               580,179             526,466             569,428
  Capitalized leases                                                     21,406              24,485              23,271
  Leasehold improvements                                                102,440              90,802              98,400
-------------------------------------------------------------------------------------------------------------------------

                                                                      1,007,697             871,883             997,792

  Less: accumulated depreciation                                        435,598             392,841             422,020
-------------------------------------------------------------------------------------------------------------------------

                                                                        572,099             479,042             575,772

  Tools, dies and molds, net                                            187,339             165,400             187,349
-------------------------------------------------------------------------------------------------------------------------

  Property, plant and equipment, net                                    759,438             644,442             763,121
-------------------------------------------------------------------------------------------------------------------------

Other Noncurrent Assets
  Intangibles, net                                                    1,455,827             770,238           1,484,634
  Other assets                                                          275,066             240,900             264,324
-------------------------------------------------------------------------------------------------------------------------

                                                                     $4,866,910          $4,248,275          $5,147,385
=========================================================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with The Learning Company, Inc. ("Learning Company"), accounted for as a pooling of interests. See Note 13.

                         Mattel, Inc. and Subsidiaries
             Supplementary Consolidated Balance Sheets (Continued)


                                                                        March 31,            March 31,             Dec. 31,
(In thousands, except share data)                                         1999                 1998                 1998
-----------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current Liabilities
  Short-term borrowings                                                $  324,435           $   53,254           $  199,006
  Current portion of long-term liabilities                                 33,401               24,298               33,666
  Accounts payable                                                        242,548              273,355              362,467
  Accrued liabilities                                                     523,586              527,329              748,837
  Income taxes payable                                                    276,106              179,798              299,058
-----------------------------------------------------------------------------------------------------------------------------

    Total current liabilities                                           1,400,076            1,058,034            1,643,034
-----------------------------------------------------------------------------------------------------------------------------

Long-Term Liabilities
  Senior notes                                                            600,955              387,650              600,955
  Medium-term notes                                                       540,500              520,500              540,500
  Mortgage note                                                            42,856               43,437               43,007
  Other                                                                   155,415              148,226              149,086
-----------------------------------------------------------------------------------------------------------------------------

    Total long-term liabilities                                         1,339,726            1,099,813            1,333,548
-----------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
  Preferred stock, Series A $0.01 par value, $200.00
    liquidation preference per share, 0.8 million shares
    authorized, issued and outstanding                                          8                    8                    8
  Preferred stock, Series C $1.00 par value, $125.00
    liquidation preference per share, 0.8 million shares
    authorized, issued and outstanding                                        772                  772                  772
  Special voting preferred stock $1.00 par value, $10.00
    liquidation preference per share, one share authorized,
    issued and outstanding, representing the voting rights
    of 5.1 million, 4.9 million, and 5.2 million outstanding
    exchangeable shares, respectively                                           -                    -                    -
  Common stock $1.00 par value, 1.0 billion shares
    authorized; 405.4 million shares, 383.7 million shares,
    and 405.1 million shares issued, respectively                         405,403              383,683              405,114
  Additional paid-in capital                                            1,847,263            1,651,715            1,845,222
  Deferred compensation                                                   (11,933)                   -              (12,265)
  Treasury stock at cost; 14.2 million shares, 6.2 million
    shares, and 14.3 million shares, respectively                        (494,007)            (207,695)            (495,347)
  Retained earnings                                                       605,362              504,755              625,197
  Accumulated other comprehensive loss                                   (225,760)            (242,810)            (197,898)
-----------------------------------------------------------------------------------------------------------------------------

    Total stockholders' equity                                          2,127,108            2,090,428            2,170,803
-----------------------------------------------------------------------------------------------------------------------------

                                                                       $4,866,910           $4,248,275           $5,147,385
=============================================================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 13.

                         Mattel, Inc. and Subsidiaries
              Supplementary Consolidated Statements of Operations


                                                                                      For the
                                                                                Three Months Ended
                                                                        ---------------------------------------
                                                                               March 31,            March 31,
(In thousands, except per share amounts)                                         1999                 1998
---------------------------------------------------------------------------------------------------------------
Net Sales                                                                      $878,959             $884,500

Cost of sales                                                                   440,462              444,612
---------------------------------------------------------------------------------------------------------------

Gross Profit                                                                    438,497              439,888

Advertising and promotion expenses                                              116,759              119,175
Other selling and administrative expenses                                       259,494              242,092
Amortization of intangibles                                                      23,009               49,600
Charge for incomplete technology                                                      -               40,000
Restructuring and other charges                                                   3,889               15,230
Interest expense                                                                 29,130               23,094
Other income, net                                                                (4,038)              (2,147)
---------------------------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                                                10,254              (47,156)
Provision for income taxes                                                        5,205                8,801
---------------------------------------------------------------------------------------------------------------

Net Income (Loss)                                                                 5,049              (55,957)
Less: preferred stock dividend requirements                                       1,990                1,990
---------------------------------------------------------------------------------------------------------------

Net Income (Loss) Applicable to Common Shares                                  $  3,059             $(57,947)
===============================================================================================================

Basic Income (Loss) Per Common Share
Net income (loss)                                                              $   0.01             $  (0.15)
===============================================================================================================
Weighted average number of common shares                                        396,480              376,364
===============================================================================================================
Diluted Income (Loss) Per Common Share
Net income (loss)                                                              $   0.01             $  (0.15)
===============================================================================================================
Weighted average number of common and common
  equivalent shares                                                             422,264              376,364
===============================================================================================================
Dividends Declared Per Common Share                                            $   0.08             $   0.07
===============================================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 13.

                         Mattel, Inc. and Subsidiaries
              Supplementary Consolidated Statements of Cash Flows

                                                                                             For the
                                                                                        Three Months Ended
                                                                              --------------------------------------
                                                                                   March 31,          March 31,
(In thousands)                                                                       1999                1998
--------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
 Net income (loss)                                                                    $   5,049          $ (55,957)
  Adjustments to reconcile net income (loss) to net cash flows from operating activities:
  Noncash restructuring and integration charges                                               -              4,000
  Depreciation                                                                           48,208             44,585
  Amortization                                                                           23,541             49,965
  Charges for incomplete technology                                                           -             40,000
  Increase (decrease) from changes in assets and liabilities:
   Accounts receivable                                                                   54,930            109,167
   Inventories                                                                          (14,736)          (107,886)
   Prepaid expenses and other current assets                                            (19,227)            (5,441)
   Accounts payable, accrued liabilities and income taxes payable                      (357,512)          (355,605)
   Other, net                                                                           (13,727)            (4,012)
                                                                                      ---------          ---------
 Net cash flows used for operating activities                                          (273,474)          (281,184)
                                                                                      ---------          ---------

Cash Flows From Investing Activities:
 Purchases of tools, dies and molds                                                     (27,218)           (26,045)
 Purchases of other property, plant and equipment                                       (20,522)           (44,989)
 Proceeds from sale of investments                                                        7,218                  -
 Payment for acquisitions, net of cash acquired                                               -           (128,029)
 Proceeds from sale of property, plant and equipment                                      3,291             11,379
 Software development costs                                                             (28,000)            (6,156)
 Other, net                                                                                (502)            (2,695)
                                                                                      ---------          ---------
 Net cash flows used for investing activities                                           (65,733)          (196,535)
                                                                                      ---------          ---------

Cash Flows From Financing Activities:
Short-term borrowings, net                                                              135,950                702
Proceeds from issuance of special warrants                                                    -            134,346
Payments of long-term debt                                                                 (330)            (6,266)
Exercise of stock options including related tax benefit                                   3,854            104,642
Purchase of treasury stock                                                                    -            (32,339)
Payment of dividends on common and preferred stock                                      (22,952)           (24,521)
Other, net                                                                                 (771)            (3,329)
                                                                                      ---------          ---------
  Net cash flows from financing activities                                              115,751            173,235

Effect of Exchange Rate Changes on Cash                                                  (3,679)            (4,115)
                                                                                      ---------          ---------
(Decrease) in Cash                                                                     (227,135)          (308,599)
Cash at Beginning of Period                                                             469,213            883,903
Effect of Broderbund's excluded results                                                       -              1,348
                                                                                      ---------          ---------
Cash at End of Period                                                                 $ 242,078          $ 576,652
                                                                                      =========          =========

The accompanying notes are an integral part of these statements.

Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 13.

                         Mattel, Inc. and Subsidiaries
           Notes to Supplementary Consolidated Financial Information

1. The accompanying unaudited supplementary consolidated financial statements and related disclosures have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments considered necessary for a fair presentation of Mattel, Inc. and its subsidiaries' ("the Company") financial position and interim results as of and for the periods presented have been included. Financial data for all periods presented reflect the retroactive effect of the merger, accounted for as a pooling of interests, with The Learning Company, Inc. consummated in May 1999 (see Note 13). Certain amounts in the financial statements for prior periods have been reclassified to conform with the current period's presentation. Because the Company's business is seasonal, results for interim periods are not necessarily indicative of those which may be expected for a full year.

2. The financial information included herein should be read in conjunction with the Company's consolidated financial statements and related notes in its 1998 Annual Report to Stockholders filed on Forms 10-K and 10-K/A and the Company's supplementary consolidated financial statements and related notes for the years ended December 31, 1998, 1997 and 1996 filed on Form 8-K on June 11, 1999.

3. Accounts receivable are shown net of allowances of $135.9 million (March 31, 1999), $73.0 million (March 31, 1998), and $125.0 million (December 31,
    1998).

4.  Inventories are comprised of the following:

(In thousands)                                                   March 31, 1999         March 31, 1998         Dec. 31, 1998
------------------------------------------------------------------------------------------------------------------------------

Raw materials and work in progress                                  $ 64,700               $ 59,213               $ 48,473
Finished goods                                                       582,859                518,389                595,797
-----------------------------------------------------------------------------------------------------------------------------
                                                                    $647,559               $577,602               $644,270
=============================================================================================================================

5.   Intangibles, net include the following:

(In thousands)                                                  March 31, 1999          March 31, 1998         Dec. 31, 1998
------------------------------------------------------------------------------------------------------------------------------

Goodwill, net                                                     $1,432,091               $647,000             $1,335,183
Other                                                                 23,736                123,238                149,451
------------------------------------------------------------------------------------------------------------------------------
                                                                  $1,455,827               $770,238             $1,484,634
=============================================================================================================================

6.   Senior notes include the following:

(In thousands)                                                   March 31, 1999         March 31, 1998         Dec. 31, 1998
------------------------------------------------------------------------------------------------------------------------------

5-1/2% due 2000                                                     $200,955               $287,650               $200,955
6-3/4% due 2000                                                      100,000                100,000                100,000
6% due 2003                                                          150,000                      -                150,000
6-1/8% due 2005                                                      150,000                      -                150,000
-----------------------------------------------------------------------------------------------------------------------------
                                                                    $600,955               $387,650               $600,955
=============================================================================================================================


7.   Comprehensive (loss) income is as follows:

                                                               For the Three Months Ended
                                                           -------------------------------------
                                                             March 31,            March 31,
(In thousands)                                                 1999                  1998
------------------------------------------------------------------------------------------------
Net income (loss)                                            $  5,049              $(55,957)
Unrealized (loss) gain on securities                           (3,876)                  161
Currency translation adjustments                              (23,986)              (32,505)
------------------------------------------------------------------------------------------------
  Total comprehensive (loss) income                          $(22,813)             $(88,301)
================================================================================================

8. Net cash flows from operating activities include cash payments for the following:


                                                                                 For the Three Months Ended
                                                                      ---------------------------------------------
(In thousands)                                                              March 31, 1999         March 31, 1998
-------------------------------------------------------------------------------------------------------------------
Income taxes                                                                    $23,376                $57,904
Interest                                                                         20,886                  8,316
-------------------------------------------------------------------------------------------------------------------

9. In the current quarter, the board of directors declared cash dividends of $0.08 per common share, compared to $0.07 per common share in the first quarter 1998.

10. Basic income (loss) per common share is computed by dividing earnings available to common stockholders by the weighted average number of common and exchangeable shares outstanding during each period. Earnings available to common stockholders represent reported net income (loss) less preferred stock dividend requirements.

    Diluted income (loss) per common share is computed by dividing diluted earnings available to common stockholders by the weighted average number of common, exchangeable and common equivalent shares outstanding during each period. The calculation of common equivalent shares assumes the exercise of dilutive stock options and warrants, net of assumed treasury share repurchases at average market prices, and conversion of dilutive preferred stock and convertible debt, as applicable. Diluted earnings available to common stockholders represent earnings available to common stockholders plus preferred stock dividend requirements and interest savings resulting from the assumed conversion of dilutive securities. Diluted earnings per share presented for the 1998 first quarter is the same as basic earnings per share due to the Company's net loss position. Premium price stock options totaling
    18.7 million, Series C preferred stock and convertible debt were excluded from the calculation of diluted earnings per share in the 1999 first quarter because they were anti-dilutive.

11. In the 1998 fourth quarter, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise
                                  -------------------------------------------
    and Related Information. This statement supersedes Statement of Financial
    -----------------------
    Accounting Standards No. 14, Financial Reporting for Segments of a Business
                                 ----------------------------------------------
    Enterprise, replacing the "industry segment" approach with the "management"
    ----------
    approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. This statement requires disclosure of certain information by reportable segment, geographic area and major customer.

    The table below presents information about segment revenues, operating profit and assets. The Company's reportable segments are separately managed business units and include toy marketing, toy manufacturing, and consumer software sales and development. The toy marketing segment is divided on a geographic basis between domestic and international. The domestic toy segment is further divided into USA Toys, Fisher-Price/Tyco Preschool and Other. USA Toys principally sells products in the Girls, Entertainment and Wheels categories, while Fisher-Price/Tyco Preschool sells principally Infant and Preschool products. The Other toy segment is principally involved in selling specialty products in the Girls category. The international toy segment sells products in all categories. The consumer software segment is comprised of educational and entertainment products developed and sold by Learning Company on a worldwide basis. The Company's toy manufacturing segment, Operations, manufactures toy products, which are sold to the marketing segments based on intercompany transfer prices. Such prices are based on manufacturing costs plus a profit margin. Toy segment revenues do not include sales adjustments such as trade discounts and other allowances. However, such adjustments are included in the determination of segment profit from operations. Segment profit from operations represents income before restructuring and other charges, interest expense, and provision for income taxes. The consolidated total profit from operations presented in the following tables represents income before income taxes as reported in the supplementary consolidated statements of operations. The segment assets are comprised of accounts receivable and inventories, net of applicable reserves and allowances.

                                               Revenues
                                                 From                         Profit/(Loss)
                                               External      Intersegment         From          Segment
(In thousands)                                Customers        Revenues        Operations       Assets
----------------------------------------------------------------------------------------------------------
 March 31, 1999
 Marketing
  Domestic:
   USA Toys                                    $319,241       $       -         $ 18,937       $  561,396
   Fisher-Price/Tyco Preschool                  140,323               -             (350)         255,357
   Other segments                                44,383               -           (6,710)          75,525
  International                                 237,636               -          (13,930)         503,576
  Learning Company                              186,843               -           43,423          268,547
 Operations                                           -         190,183           21,658           79,006
                                               --------       ---------         ---------      ----------
 Segment total                                  928,426         190,183           63,028        1,743,407
 Elimination of intersegment sales                    -        (190,183)               -                -
 Sales adjustments                              (49,467)              -                -                -
 Restructuring and other charges                      -               -           (3,889)               -
 Interest expense                                     -               -          (29,130)               -
 Corporate and other                                  -               -          (19,755)         (26,842)
                                               --------       ---------         ---------      ----------
 Consolidated total                            $878,959       $       -         $  10,254      $1,716,565
                                               ========       =========         =========      ==========
 March 31, 1998
 Marketing
  Domestic:
   USA Toys                                    $331,579       $       -         $  43,651     $  651,052
   Fisher-Price/Tyco Preschool                  183,270               -            11,483        308,228
  International                                 235,619               -            (7,529)       511,678
  Learning Company                              179,336               -           (42,980)       151,912
 Operations                                         992         293,109            24,619         73,912
                                               --------       ---------         ---------      ----------
 Segment total                                  930,796         293,109            29,244      1,696,782
 Elimination of intersegment sales                    -        (293,109)                -              -
 Sales adjustments                              (46,296)              -                 -              -
 Restructuring and other charges                      -               -           (15,230)             -
 Interest expense                                     -               -           (23,094)             -
 Corporate and other                                  -               -           (38,076)       (25,341)
                                               --------       ---------         ---------      ----------
 Consolidated total                            $884,500       $       -         $ (47,156)     $1,671,441
                                               ========       =========         =========      ==========

  The toy marketing segments sell a broad variety of children's toy products, which are grouped into four major categories: Girls, Infant and Preschool, Entertainment and Wheels. Learning Company is a leading publisher of consumer software for the home personal computer. The table below presents revenues from external customers by category:

                                                        For the Three Months Ended
                                               -----------------------------------------
                                                      March 31,             March 31,
(In thousands)                                         1999                  1998
----------------------------------------------------------------------------------------
Girls                                                  $315,239              $276,394
Infant and Preschool                                    237,832               307,043
Wheels                                                  118,128                93,370
Entertainment                                            63,571                58,735
Other                                                     6,813                15,918
----------------------------------------------------------------------------------------
                                                        741,583               751,460
Sales adjustments                                       (49,467)              (46,296)
----------------------------------------------------------------------------------------
  Toy category                                          692,116               705,164
Learning Company                                        186,843               179,336
----------------------------------------------------------------------------------------
Consolidated total                                     $878,959              $884,500
========================================================================================

12. During 1998, the Company acquired Pleasant Company, Mindscape Inc., Bluebird Toys PLC and Sofsource, Inc., each of which were accounted for using the purchase method of accounting. The results of operations of the acquired companies have been included in the Company's supplementary consolidated financial statements from their respective dates of acquisition.

    The unaudited pro forma results of operations for 1998 acquisitions accounted for using the purchase method of accounting for the three-month period ended March 31, 1998 are as follows:

                                                                                    Acquired            Pro Forma
(In thousands, except per share data)                          Mattel              Companies            Combined
-------------------------------------------------------------------------------------------------------------------
Net sales                                                     $884,500             $ 62,418            $ 946,918
Loss before extraordinary item                                 (55,957)             (66,235)            (122,192)
Net loss                                                       (55,957)             (66,235)            (122,192)
Basic loss per share                                             (0.15)                                    (0.32)
Diluted loss per share                                           (0.15)                                    (0.32)
-------------------------------------------------------------------------------------------------------------------

    The amounts shown for acquired companies assumes that the acquisitions of Pleasant Company, Mindscape, Inc., Bluebird Toys PLC, and Sofsource, Inc. occurred on January 1, 1998. Pro forma adjustments have been made to reflect the amortization of intangible assets and goodwill capitalized as a result of the acquisitions, incremental interest expense that would have been incurred as a result of financing the acquisition of Pleasant Company as of January 1, 1998, and elimination of intercompany sales and margins related to the acquisition of Bluebird Toys PLC.

13. Pursuant to an Agreement and Plan of Merger, dated as of December 13, 1998, a merger was consummated between Mattel and Learning Company on May 13, 1999. The stock-for-stock transaction was approved by the stockholders of both companies, after which Learning Company was merged with and into Mattel, with Mattel being the surviving corporation. Each share of Learning Company Series A Preferred Stock was converted into 20 shares of Learning Company common stock just prior to the consummation of the merger. According to the merger agreement, each outstanding share of Learning Company common stock was then converted into the right to receive 1.2 shares of Mattel common stock. As a result, approximately 126 million Mattel common shares were issued in exchange for all shares of Learning Company common stock outstanding as of the merger date. The outstanding share of Learning Company special voting stock was converted into the right to receive one share of Mattel Special Voting Preferred Stock. Each outstanding exchangeable non-voting share of Learning Company's Canadian subsidiary, Softkey Software Products Inc., remains outstanding, but is now exchangeable into the right to receive 1.2 shares of Mattel common stock.

    This transaction has been accounted for as a pooling of interests, and accordingly, financial information for periods prior to the merger reflect retroactive restatement of the companies' combined financial position and operating results. For periods preceding the merger, there were no material intercompany transactions which required elimination from the combined consolidated results of operations and there were no adjustments necessary to conform the accounting practices of the two companies.

    Selected financial information for the combining entities included in the supplementary consolidated statements of operations for the three-month periods ended March 31, is as follows:

                                                                   For the Three Months Ended
                                                          -----------------------------------------
                                                                 March 31,             March 31,
(In thousands)                                                     1999                  1998
---------------------------------------------------------------------------------------------------
Net sales
  Mattel                                                          $692,116              $705,164
  Learning Company                                                 186,843               179,336
---------------------------------------------------------------------------------------------------
    Combined                                                      $878,959              $884,500
===================================================================================================
Net income (loss)
  Mattel                                                          $(17,856)             $ 12,669
  Learning Company (a)                                              22,905               (68,626)
---------------------------------------------------------------------------------------------------
    Combined                                                      $  5,049              $(55,957)
===================================================================================================

(a) The (benefit) provision for income taxes has been adjusted by $(0.6) million and $3.7 million in 1998 and 1997, respectively, to reflect the reduction of valuation allowances established in Learning Company's historical financial statements resulting in the recognition of estimated benefits of net operating losses incurred by Learning Company.

                         Mattel, Inc. and Subsidiaries
             Supplementary Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Cautionary Statement

Certain expectations and projections regarding the future performance of Mattel, Inc. and its subsidiaries ("the Company") discussed herein are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial, and economic data along with the Company's operating plans and are subject to certain future events and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, such as may, will, should, expect, anticipate, estimate, continue, plans, intends or other similar terminology. Management cautions you that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 1999 and thereafter to differ significantly from those expressed in forward-looking statements:

Marketplace Risks
- Increased competitive pressure, both domestically and internationally, which may affect the sales of the Company's products
- Significant changes in the buying patterns of major customers, such as the recent shift by some retailers to just-in-time inventory management, which may limit the Company's ability to accurately forecast reorders or cause a decrease in sales after related expenses have already been incurred
- Dependence on the timely development, introduction and customer acceptance of new products, which may affect the Company's ability to successfully redesign, restyle and extend existing core products and product lines and successfully bring new products to market
- Possible weaknesses in economic conditions, both domestically and internationally, which may affect the sales of the Company's products and the costs associated with manufacturing and distributing these products

Financial Considerations
-  Currency fluctuations, which may affect the Company's reportable income
- Significant changes in interest rates, both domestically and internationally, which may affect the Company's cost of financing both its operations and investments

Merger-Related Risks
- Difficulty integrating the operations of The Learning Company, Inc. and its subsidiaries ("Learning Company") into Mattel (together with its subsidiaries "Mattel") following the May 1999 merger, which may impede the Company's ability to achieve savings or operating synergies from the merger

Year 2000 Compliance
- Potential inability of computer systems or software products used by the Company and/or its customers and suppliers to properly recognize and process date-sensitive information beyond January 1, 2000, which may result in an interruption in normal business operations of the Company, its suppliers and customers
- Potential inability of software products sold by the Company to properly recognize and process date-sensitive information beyond January 1, 2000, which may result in increased costs, lost sales or other negative consequences resulting from customer dissatisfaction, including litigation or other claims for damages

Other Risks
- Inability to achieve cost savings expected as part of restructuring activities, which may result in higher than expected costs following such restructurings
- Development of new technologies, including the Internet, which may create new risks to the Company's ability to protect its intellectual property rights
- Changes in laws or regulations, both domestically and internationally, including those affecting consumer products, environmental activities or trade restrictions, which may lead to increased costs or interruption in normal business operations of the Company
- Adverse results of litigation, governmental proceedings or environmental matters, which may lead to increased costs or interruption in normal business operations of the Company
- Other factors that may be described from time to time in the Company's filings with the Securities and Exchange Commission

Summary

You should read this discussion in conjunction with the Company's supplementary consolidated financial statements included herein. This Supplementary Management's Discussion and Analysis of Financial Condition and Results of Operations and the accompanying supplementary consolidated financial statements have been prepared to reflect the retroactive effect of Mattel's merger with Learning Company, consummated in May 1999. The merger was accounted for as a pooling of interests, which means that for accounting and financial reporting purposes, Mattel's consolidated financial statements have been restated to present the combined companies' financial position and results of operations for each period presented. This discussion relates to the Company's financial position and results of operations through March 31, 1999 and other than giving retroactive effect to the merger, does not reflect any subsequent events. As used herein, any reference to the "Company" reflects the combined Mattel and Learning Company results. Any reference to "Mattel" or "Learning Company" reflects the individual activities of either Mattel or Learning Company, respectively. Unless the context clearly indicates otherwise, all financial results described herein reflect the combined Mattel and Learning Company results.

The Company designs, manufactures, and markets a broad variety of children's products on a worldwide basis through both sales to retailers and direct to consumers. Additionally, the Company develops and markets consumer software for home personal computers. The Company's business is dependent in great part on its ability each year to redesign, restyle and extend existing core products and product lines, to design and develop innovative new products and product lines and to expand its marketing capability.

The Company plans to continue to focus on its portfolio of brands that have fundamental play patterns and have historically had worldwide appeal, have been sustainable, and have delivered consistent profitability. The Company's portfolio of brands can be grouped in the following categories:

Girls - including Barbie(R) fashion dolls and accessories, collector dolls, Fashion Magic(R), American Girl(R), Cabbage Patch Kids(R), and Polly Pocket(R) Infant and Preschool - including Fisher-Price(R), Disney preschool and plush, Power Wheels(R), Sesame Street(R), See `N Say(R), Magna Doodle(R), View-Master(R), and Blue's Clues(R)
Boys - including Hot Wheels(R), Matchbox(R), Tyco(R) Electric Racing, and Tyco(R) Radio Control
Entertainment - including Disney, Nickelodeon(R), games, and puzzles
Consumer Software - including Reader Rabbit(R), Carmen Sandiego(TM), The Oregon Trail(R), Riven(R), The ClueFinders(TM), Kid Pix(R), CyberPatrol(R) and Family Tree Maker(R)

Segment Information

The Company's reportable segments are separately managed business units and include: toy marketing, toy manufacturing, and consumer software sales and development. The toy marketing segment is divided on a geographic basis between domestic and international. The domestic toy segment is further divided into USA Toys, Fisher-Price/Tyco Preschool and Other. USA Toys principally sells products in the Girls, Boys, and Entertainment categories, while Fisher-Price/Tyco Preschool principally sells infant and preschool products. The Other toy segment is principally involved in selling specialty products in the Girls category. The international toy segment sells products in all categories. The consumer software segment is comprised of educational and entertainment products developed and sold by Learning Company on a worldwide basis. The Company's toy manufacturing segment, Operations, manufactures toy products, which are sold to the toy marketing segments. Financial information regarding the Company's segments can be found in Note 11 to the supplementary consolidated financial statements.

Results of Operations

The Company's business is seasonal, and, therefore, results of operations are comparable only with corresponding periods. The following is a percentage analysis of operating results:

                                                                               For the
                                                                          Three Months Ended
                                                                 ---------------------------------
                                                                       March 31,       March 31,
                                                                         1999            1998
--------------------------------------------------------------------------------------------------
Net sales                                                                100%               100%
==================================================================================================
Gross profit                                                            49.9%              49.7%
Advertising and promotion expenses                                      13.3               13.4
Other selling and administrative expenses                               29.5               27.4
Amortization of intangibles                                              2.6                5.6
Charge for incomplete technology                                           -                4.5
Restructuring and other charges                                          0.4                1.7
Other income, net                                                       (0.4)              (0.2)
--------------------------------------------------------------------------------------------------
Operating profit (loss)                                                  4.5               (2.7)
Interest expense                                                         3.3                2.6
--------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                        1.2%             (5.3)%
==================================================================================================

Net income for the first quarter of 1999 was $5.0 million or $0.01 per share as compared to a net loss of $56.0 million or $0.15 per share in the first quarter of 1998. Profitability in the first quarter of 1999 was negatively impacted by higher amortization of intangibles and interest costs related to the Company's 1998 acquisitions. First quarter 1998 results of operations were negatively impacted by a $40.0 million in-process technology write-off related to the acquisition of Mindscape, Inc. in March 1998. Net sales in the first quarter of 1999 decreased slightly to $879.0 million, from $884.5 million in 1998. Sales in the Girls category increased 14% largely due to $44.4 million in incremental sales of American Girl(R) resulting from the July 1998 Pleasant Company acquisition. Sales of Barbie(R) products increased 3% worldwide and 11% domestically. Within the Boys category, sales of Wheels products increased 27%, demonstrating continued strength across Hot Wheels(R), Matchbox(R), and Tyco(R) Radio Control. Sales of Entertainment products, including Disney and Nickelodeon(R), increased 8%. Sales in the Infant and Preschool category declined 23%, largely due to last year's success of `Tickle Me Elmo.' This decrease was partially offset by a 9% increase in sales of core Fisher-Price products. Sales of Learning Company consumer software products increased 4%, mainly due to the acquisition of Mindscape, Inc. and the launch of several new products such as Reader Rabbit's(R) Complete Learn to Read System, All Star Typing(TM) 9-12, and Bodyworks(R).

Sales to customers within the US decreased 1% and accounted for 73% of consolidated sales in both the 1999 and 1998 first quarter. Sales to customers outside the US increased 1% from the year ago quarter.

Gross profit, as a percentage of net sales, was 49.9% in first quarter of 1999 compared to 49.7% in 1998. As a percentage of net sales, advertising and promotion expenses fell slightly from 13.4% in 1998 to 13.3% in 1999. Other selling and administrative expenses increased from 27.4% to 29.5%. This increase is being addressed through a business realignment, which we expect will bring the Company's overhead costs back in line with 1997 levels. The planned realignment is expected to include the closure of some of the Company's facilities and a workforce reduction affecting over 3,000 positions, or more than 10% of the Company's total employment. Amortization of intangibles decreased by $26.6 million, mainly as a result of full amortization of intangibles related to the acquisitions of Minnesota Educational Computing Corporation and the Former Learning Company, partially offset by amortization of intangibles resulting from the 1998 acquisitions of Pleasant Company, Sofsource, Inc., Bluebird Toys PLC (`Bluebird'), and Mindscape, Inc.

Interest expense increased $6.0 million primarily due to increased short- and long-term borrowings to finance the Company's 1998 acquisitions.

Financial Position

The Company's cash position as of March 31, 1999 was $242.1 million compared to $576.7 million as of the first quarter 1998. The $334.6 million decline was mainly due to cash consideration paid in connection with the 1998 acquisitions of Pleasant Company, Mindscape, Inc., and Bluebird, partially offset by the issuance of $300.0 million in senior notes and profitable 1998 operating results. Cash decreased by $227.1 million since December 31, 1998 primarily due to funding of operating activities. Accounts receivable, net declined by $24.8 million from the year ago quarter and $81.0 million from year-end. Inventory balances increased $70.0 million from the 1998 quarter end, mainly due to the inventory acquired as part of the Company's acquisitions. Property, plant and equipment, net grew $115.0 million from the first quarter of 1998 mainly due to assets acquired as part of acquisitions, and investments in the expansion of the Company's toy manufacturing facilities located in Mexico. Intangibles, net increased $685.6 million, compared to the year-ago quarter, to $1.46 billion due to the Pleasant Company, Bluebird, and Sofsource, Inc. acquisitions.

Short-term borrowings increased $271.2 million compared to the 1998 quarter end due to cash consideration paid in connection with the 1998 acquisitions. Compared to 1998 year end, short-term borrowings increased $125.4 million to support seasonal needs. Current portion of long-term liabilities increased $9.1 million over the 1998 quarter end, primarily due to the reclassification of $30.0 million in medium-term notes payable in 1999 from long-term debt.
Seasonal financing needs for the next twelve months are expected to be satisfied through internally generated cash, issuance of commercial paper, issuance of long-term debt, and use of the Company's various short-term bank lines of credit.

A summary of the Company's capitalization is as follows:

(In millions)                         March 31, 1999    March 31, 1998     Dec. 31, 1998
----------------------------------------------------------------------------------------
Senior notes                          $  601.0    17%   $  387.7    12%   $  601.0    17%
Medium-term notes                        540.5    16       520.5    16       540.5    16
Other long-term debt obligations          42.8     1        43.4     1        43.0     1
----------------------------------------------------------------------------------------
Total long-term debt                   1,184.3    34       951.6    29     1,184.5    34
Other long-term liabilities              155.4     5       148.2     5       149.1     4
Stockholders' equity                   2,127.1    61     2,090.4    66     2,170.8    62
----------------------------------------------------------------------------------------
                                      $3,466.8   100%   $3,190.2   100%   $3,504.4   100%
========================================================================================

Total long-term debt increased as a percentage of total capitalization compared to the year-ago quarter, mainly due to the issuance of $300.0 million in senior notes to finance the acquisitions of Pleasant Company and Bluebird. Medium-term notes increased by $20.0 million due to the issuance of $50.0 million in notes, partially offset by the reclassification of $30.0 million to current portion of long-term debt. The Company expects to satisfy its future long-term capital needs through the retention of corporate earnings and the issuance of long-term debt instruments. Stockholders' equity increased $36.7 million since March 31, 1998, primarily due to profitable 1998 operating results and reissuance of treasury stock for the exercise of nonqualified stock options by the Company's employees, partially offset by the treasury stock purchases and dividend declarations on common and preferred stock. Stockholder's equity declined $43.7 million from year end 1998 as a result of dividend declarations on common and preferred stock.

Business Combination and Related Integration and Restructuring Charge

Pursuant to an Agreement and Plan of Merger, dated as of December 13, 1998, a merger was consummated between Mattel and Learning Company on May 13, 1999. The stock-for-stock transaction was approved by the stockholders of both companies, after which Learning Company was merged with and into Mattel, with Mattel being the surviving corporation. Each share of Learning Company Series A Preferred Stock was converted into 20 shares of Learning Company common stock just prior to the consummation of the merger. According to the merger agreement, each outstanding share of Learning Company common stock was then converted into the right to receive 1.2 shares of Mattel common stock. As a result, approximately 126 million Mattel common shares will be issued in exchange for all shares of Learning Company common stock outstanding as of the merger date. The outstanding share of Learning

Company special voting stock was converted into the right to receive one share of Mattel Special Voting Preferred Stock. Each outstanding exchangeable non-voting share of Learning Company's Canadian subsidiary, Softkey Software Products Inc., remains outstanding, but is now exchangeable into the right to receive 1.2 shares of Mattel common stock.

In April 1999, Mattel announced that as a result of the May 1999 merger with Learning Company and a planned realignment of Mattel's operations to reduce overhead costs, the Company expects to incur a pre-tax charge of approximately $300 million to $350 million against results of operations during the second quarter of 1999. Mattel also announced that the planned realignment was expected to include the closure of some of Mattel's facilities and a workforce reduction affecting over 3,000 positions, or more than 10% of Mattel's employees at that time. The planned realignment will consist of consolidating some manufacturing and distribution operations, eliminating duplicative facilities, and terminating various distributor and licensing arrangements. Approximately $75 million of the charge is expected to be related to merger transaction costs, approximately $90 million is expected to be related to merger integration costs, and approximately $135 million to $185 million is expected to be related to Mattel restructuring costs. The Company expects to fund this restructuring through existing cash balances and internally generated cash from operations. The Company expects the combined actions to result in cost savings of approximately $50 million in 1999 and at least $400 million over the following three years. However, the amount of expected cost savings are preliminary estimates and the Company cannot assure that its actions will result in these cost savings.

New Internet Venture

On April 15, 1999, the Company announced that it expects to initially spend approximately $50 million to launch an Internet venture, which is expected to result in the creation of a new subsidiary later this year, a portion of which may be offered to the public. The Company expects that it will be able to offset a portion of its investment in the Internet venture with the 1999 cost savings from the realignment discussed above. The Company's goal is to create a premier online destination and E-commerce site to better serve children and their families. The Company's strategy to reach this goal is premised on attracting consumers to its sites by bringing together the branded proprietary content of both Mattel and Learning Company at one "Mattel.com" Web destination. The Company expects to have over 80 websites and a database of approximately 25 million consumers.

Foreign Currency Risk

The Company's results of operations and cash flows can be impacted by exchange rate fluctuations. To limit the exposure associated with exchange rate movements, the Company enters into foreign currency forward exchange contracts primarily to hedge its purchase of inventory, sales and other intercompany transactions denominated in foreign currencies. The Company's results of operations can also be affected by the translation of foreign revenues and earnings into US dollars.

Market risk exposures exist with respect to the settlement of foreign currency transactions during the year because currency fluctuations cannot be predicted with certainty. The Company seeks to mitigate its exposure to market risk by monitoring its currency exchange exposure for the year and partially or fully hedging such exposure. In addition, the Company manages its exposure through the selection of currencies used for foreign borrowings and intercompany invoicing. The Company does not trade in financial instruments for speculative purposes.

Year 2000 Update

Many currently installed computer systems and software products, including several used by the Company are coded to accept only two-digit (rather than four-digit) entries in the date code field used to define the applicable year. In such instances, the first two characters are assumed to be "19". Beginning in the year 2000 or perhaps earlier if referencing a date in the year 2000, such computer systems and software products may recognize a date using "00" as the year 1900, rather than the year 2000, which could result in miscalculations or system failures. To address the year 2000 issue, in early 1998 Mattel established a project team and initiated a comprehensive plan that is designed to assess, remediate and test Mattel's internal systems, hardware and processes, including key operational, manufacturing and financial systems. The progress of this plan is continually monitored and regularly reported to management. In addition, Mattel's board of directors is regularly informed about the year 2000 issue both generally and as it may affect Mattel's business.

Mattel's internal year 2000 project team oversees all aspects of implementing the plan. The team is comprised of staff members from the information systems department having the requisite knowledge of Mattel's computer systems, including all technical aspects of the systems. Key user group designees from business areas are included on each system team, which is guided by a central project team. Mattel has not engaged outside consultants, technicians or other external resources to assist in formulating and implementing the program.

Mattel's plan adheres to a multi-step process that includes five distinct phases of activity: (1) awareness; (2) inventory and risk assessment; (3) code and system modification; (4) testing; and (5) business interruption and contingency planning.

Under the first two phases of the plan, Mattel has inventoried and evaluated all operational, manufacturing and financial systems. This inventory included all software systems, computer hardware, facilities, and production equipment containing or depending upon a computer chip. As a result of such evaluation, Mattel established detailed plans and action steps required to address all aspects of the year 2000 issue, including all code and system modifications (phase 3). Mattel completed the awareness, inventory and code change phases of the plan as scheduled prior to December 1998. Critical system verification and testing (phase 4) for Mattel is expected to be complete by July 1999.

Mattel initiated formal communications with each of its significant suppliers and customers to determine the extent to which they are addressing the year 2000 issue and the effect on its business should those parties fail to adequately address the issue. To date, Mattel has received responses from the majority of the initial contacts. These responses have been positive and support the overall initiatives toward achieving year 2000 compliance. Mattel is actively following-up with those customers and suppliers failing to reply to the initial inquiry.

Learning Company was acquired by Mattel in May 1999 and therefore followed its own year 2000 readiness plan prior to the merger. For purposes of this Supplementary Management's Discussion and Analysis of Financial Condition and Results of Operations which relates to the Company's financial condition and results of operations through March 31, 1999, after giving effect to the merger, the following discussion with respect to Learning Company's year 2000 plan and readiness describes the status of such plan and its uncertainties through March 31, 1999. The Company is in the process of evaluating Learning Company's year 2000 plan and incorporating it into its own plan. The Company anticipates describing the results of this effort in the future filings.

As of March 31, 1999, Learning Company was in the assessment stage of its plan. For certain known critical internal systems, Learning Company had completed the assessment phase of its plan. Learning Company had not yet determined a date by which it expected to complete implementation for all the targeted areas, but it intended to complete such implementation in advance of January 1, 2000. Learning Company had been taking, and expected to continue to take actions, intended to resolve year 2000 issues through planned replacement or upgrades of its internal computer equipment and software systems.

Learning Company believed that a substantial portion of its remediation and implementation efforts with respect to internal systems would be conducted in connection with the integration of the businesses it acquired in 1998. In 1998 Learning Company acquired Mindscape, Inc., Sofsource, Inc., P.F. Magic, Inc., Broderbund, and Palladium Interactive, Inc. None of these companies had made substantial progress in its own year 2000 readiness plans with respect to internal systems or third parties. While Learning Company was in the process of integrating these businesses into its year 2000 readiness plan, the addition of these businesses complicated the Learning Company's year 2000 inventory, assessment, remediation and implementation efforts. This effect is mitigated somewhat as Learning Company intends in most instances to move, or in certain cases has moved or is in the process of moving, most accounting, data processing, telephone/PBX and other information technology processes of the business to Learning Company's systems, which are to a greater extent already year 2000 compliant.

The Company sells both Mattel and Learning Company software products as part of its core businesses. All Mattel software products currently available for sale to consumers and those products previously purchased by consumers are year 2000 compliant. Mattel software products manufactured for the Company by third-parties under licensing agreements have been certified as year 2000 compliant by such manufacturers.

Learning Company sold software products primarily for use in homes and schools, and has sold over the last few years products that have since been discontinued but may still be used by consumers. Additionally, products under development were being designed to be year 2000 compliant. Learning Company was also in the process of testing certain of its products sold in the past, for year 2000 compliance. Because Learning Company's products tend to have few time-sensitive components, the resources necessary to test its products are not expected to be significant. However, since Learning Company was still in the assessment phase of its readiness plan with respect to products, it is difficult to estimate with certainty the ultimate cost of its year 2000 plan with respect to products.

Contingency planning is being done on a worldwide basis by all business units. Each business unit will concentrate on factors external to the Company which may adversely impact their ability to conduct operations. Specifically, for those locations where a high likelihood of a material failure exists, the Company will establish revised procedures for managing operations, including identification of alternate suppliers and vendors whose systems are year 2000 compliant. Mattel's contingency plans (phase 5) will be developed during the first half of 1999 and will be complete by July 1999. A contingency plan for Learning Company has not yet been developed, but contingency plans will be instituted at the completion of Learning Company's assessment phase.

As of March 31, 1999, the Company has spent approximately $9 million and expects to incur a total of approximately $13 million in connection with addressing the year 2000 issue. These costs include approximately $1 million incurred by Learning Company and a total of approximately $2 million expected to be incurred by Learning Company. These costs are largely due to the use of internal resources dedicated to achieving year 2000 compliance. Costs are charged to expense as they are incurred. Work on the year 2000 issue has not delayed any internal projects that would have a material effect on the Company's consolidated financial position or results of operation. All costs of addressing the year 2000 issue will be funded from internally generated cash.

While the Company is dedicating resources toward attaining year 2000 readiness, there is no assurance that the Company will be successful in its efforts to address all year 2000 issues. If all year 2000 issues are not properly identified and assessed or the plan implemented timely, there can be no assurance that the year 2000 issue will not materially adversely impact the Company's results of operations, liquidity and financial position or adversely affect the Company's relationships with customers, vendors or others. For example, failure to achieve year 2000 readiness for the Company's internal systems could delay its ability to manufacture and ship products or disrupt customer service and technical support facilities. The Company also relies on third parties such as manufacturing suppliers and vendors and large retail customers. If these or other third parties experience year 2000 failures or malfunctions there could be a material adverse impact on the Company's ability to conduct ongoing operations. Additionally, the Company could incur increased costs, lost sales or other negative consequences resulting from customer dissatisfaction, including litigation if its products are not year 2000 compliant.

The above discussion regarding costs, risks and estimated completion dates for the year 2000 is based on the Company's best estimates given information that is available on March 31, 1999, and is subject to change. Actual results could differ from these estimates.